COLONIAL COMMERCIAL CORP. REPORTS FINANCIAL RESULTS
             FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2004
                     CITES A 37.6% INCREASE IN ANNUAL SALES

FOR IMMEDIATE RELEASE

      Hicksville, New York (March 31, 2005) Colonial Commercial Corp. ("Colonial") OTC Bulletin Board ("CCOM" and "CCOMP") today announced its financial results for the fourth quarter and year ended December 31, 2004.

      Sales for the year ended December 31, 2004 were $61,454,128, a 37.6% increase from 2003 sales of $44,671,136. Net income was $1,661,156, or $0.36 per fully diluted share, compared to $1,320,263, or $0.38 per fully diluted share, in 2003. Included within 2004's net income was a tax benefit of $498,668 compared to $337,156 in 2003.

      On September 30, 2003, Colonial purchased substantially all of the assets of RAL Supply Group, Inc. ("RAL"). RAL is headquartered in Middletown, New York and is a leading distributor of heating and cooling equipment and high-end plumbing fixtures in Orange, Rockland, Putnam, Ulster and Sullivan counties in New York. The increase in 2004 sales reflect approximately $12,700,000 in sales related to the September 2003 RAL acquisition, compared to approximately $3,000,000 in RAL sales reported in the fourth quarter of 2003.

      Sales for the fourth quarter ended December 31, 2004 were $16,594,837, a 16.0% increase from 2003 sales of $14,302,175. Net income was $457,819, or $0.09 per fully diluted share, compared to $882,869, or $0.22 per fully diluted share, in the 2003 quarter. Included within the fourth quarter net income for 2004 was a tax expense of $56,112 compared to a $317,993 tax benefit in 2003.

      Bernard Korn, the Company's Chairman and CEO, said, "We are very pleased with our top line growth in 2004. We have made significant investments in the expansion of RAL's business and the opening of three new locations in the past year and a half. The monies raised by the private placements disclosed in our SEC filings have given us the ability to make these investments but have had a dilutive effect on 2004 per share earnings. The benefit of these investments is not immediate, but we anticipate that this expansion strategy will generate future returns. We believe Colonial's future is promising. Our continuing operations have had significant increases in sales and operating profits in the past five years. We have a superior reputation among customers, as well as a variety of exclusive and semi-exclusive distribution agreements with manufacturers. Management is experienced and has the leadership qualities and focus to continue to grow and succeed."

      Colonial distributes climate control systems and over 350 different heating and air conditioning and high-end plumbing fixtures product lines through its Universal Supply Group, Inc. ("Universal"), American/Universal Supply Inc. ("American") and RAL subsidiaries to heating, ventilating and air conditioning (HVAC) contractors. These contractors purchase and install equipment and systems for residential, commercial and industrial users. Universal also provides control system design, custom control panel fabrication, technical field support, in-house training and climate control consultation for engineers and installers. It is a leader in the design of direct digital control systems and systems that control multi-location facilities through the Internet. Universal is headquartered in New Jersey, and, with its affiliates, operates out of seven locations in New Jersey; nine in New York and one in Pennsylvania.

      THIS PRESS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE "FORWARD-LOOKING" STATEMENTS, USUALLY CONTAINING THE WORDS "BELIEVE", "ESTIMATE", "PROJECT", "EXPECT" OR SIMILAR EXPRESSIONS. THESE STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INHERENTLY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. FACTORS THAT WOULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, CONTINUED ACCEPTANCE OF THE COMPANY'S PRODUCTS IN THE MARKETPLACE, COMPETITIVE FACTORS, DEPENDENCE UPON THIRD-PARTY VENDORS, AND OTHER RISKS DETAILED IN THE COMPANY'S PERIODIC REPORT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. BY MAKING THESE FORWARD-LOOKING STATEMENTS, THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE THESE STATEMENTS FOR REVISIONS OR CHANGES AFTER THE DATE OF THIS RELEASE.


                    For further information, please contact:
            Bernard Korn, CEO or William Salek, CFO at (516) 681-4647

              Financial results included in the SEC filings follow.

                   COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                          (Unaudited)
                                        3 Months Ended                  12 Months Ended
                                          December 31,                    December 31,
                                          ------------                    ------------
                                      2004            2003            2004            2003
                                      ----            ----            ----            ----
Sales                             $ 16,594,837    $ 14,302,175    $ 61,454,128    $ 44,671,136
Cost of sales                       11,549,889       9,823,256      43,069,981      31,504,654
                                  ------------    ------------    ------------    ------------
  Gross profit                       5,044,948       4,478,919      18,384,147      13,166,482

Selling, general and
  administrative expenses,  net      4,357,653       3,773,248      16,666,335      11,869,885
                                  ------------    ------------    ------------    ------------
Operating income                       687,295         705,671       1,717,812       1,296,597

Interest income                            134             191             955             885
Other income                            80,624          50,150         320,259         324,367
Interest expense                      (254,122)       (191,136)       (876,638)       (638,742)
                                  ------------    ------------    ------------    ------------
  Income before income taxes           513,931         564,876       1,162,488         983,107

Income taxes (benefit)                  56,112        (317,993)       (498,668)       (337,156)
                                  ------------    ------------    ------------    ------------
       Net income                 $    457,819    $    882,869    $  1,661,156    $  1,320,263
                                  ============    ============    ============    ============
Income per common share:
    Basic                         $       0.11    $       0.37    $       0.49    $       0.67
                                  ============    ============    ============    ============
    Diluted                       $       0.09    $       0.22    $       0.36    $       0.38
                                  ============    ============    ============    ============
Weighted average shares
  outstanding:
    Basic                            4,122,860       2,404,969       3,403,152       1,971,129
    Diluted                          5,283,950       4,000,374       4,587,966       3,501,698